Exhibit 10.1

February 6, 2026

Dear Alexandar Farkas:

On behalf of Balance Labs, Inc. (the “Company”), the Company is pleased to offer you the position of President and Chief Operating Officer (“President & COO”). As President and COO you will report to the Company’s CEO. You will work at the Company’s offices in Miami Beach.

Base Salary. Your starting annual-base salary will be $10,000 per month ($120,000 annually), less applicable taxes, deductions, and withholdings, subject to annual review. You will be paid on the Company’s regularly scheduled payday. The Company’s current regularly scheduled payday is on the 15th and 30th of every month.

Annual Cash Bonus. Upon meeting pre-determined annual Key Performance Indicators (“KPIs”), you will have a target bonus of 65% of your base salary and be eligible to receive a bonus amount of up to 125% of your then current base salary, less applicable taxes, deductions, and withholdings. The Board, in its discretion may grant a cash bonus that is greater than 125% of your base salary. The KPIs will be established between you and the Board within 30 days of your acceptance of this Offer Letter and will be updated at least annually. You may elect to receive your bonus in shares of the Company’s common stock. The amount of shares issued will be based on the price of the Company’s common stock at the close on the date immediately preceding determination of the bonus amount by the Company’s Board and/or compensation committee.

Clawbacks. All bonuses and equity grants are subject to the Company’s “clawback” policies that may currently be in place or may be adopted in the future, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable pre-approved business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 160 hours, or twenty (20) days (based upon an eight-hour work-day), per year.

Term and Termination. The initial term shall be two (2) years commencing on your Employment Start Date (the “Term”). On the second anniversary, your employment will be renewed automatically for an additional two year term, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination for Cause. This Agreement may be terminated for Cause (as defined below) by the Company before the expiration of the Term provided for herein if, during the Term of this Agreement, the Employee (i) materially violates the provisions of the Non-Competition Agreement or the Confidentiality Agreements; (ii) is convicted of, or pleads nolo contendere to, any crime involving misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure or refusal is not remedied by the Employee within thirty (30) days after notice from the Company; (iv) commits an intentional tort against the Company, which materially adversely affects the business of the Company; (v) commits any flagrant act of dishonesty or disloyalty or any act involving gross moral turpitude, which materially adversely affects the business of the Company; or (vi) exhibits immoderate use of alcohol or drugs which, in the opinion of an independent physician selected by the Company, impairs the Employee’s ability to perform his duties hereunder (all of the foregoing clauses (i) through (vi) constituting reasons for termination for “Cause”), provided that unsatisfactory business performance of the Company, or mere inefficiency, or good faith errors in judgment or discretion by the Employee shall not constitute grounds for termination for Cause hereunder. In the event of a termination for Cause, the Company may by written notice immediately terminate his employment and, in that event, the Company shall be obligated only to pay the Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which the Employee is entitled up to and ending on the date of the Employee’s termination.

Termination Without Cause or for Good Reason (including following Change in Control): The Company may terminate your employment without Cause. Upon Termination Without Cause by the Company or for Good Reason by you, the Company will (i) continue payment of your Base Salary for 3 months (which shall not be adjusted for any remaining employment term) and (ii) you will be entitled to COBRA benefits until the earlier of 3 months from the end of the month in which you are terminated or eligibility for benefits with another employer. Good Reason (including following a change in control) shall mean (i) reduction in your base salary, (ii) material reduction in responsibilities or job title, or (iii) Company requiring you to relocate more than 50 miles from the Company’s executive office.

Termination: In the event of any termination of this Agreement, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned and vested).

Indemnification. The Company shall indemnify, defend and hold you harmless, to the maximum extent permitted by law, from and against all claims, demands, causes of action, suits, judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by you, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which you are made or threatened to be made a party by reason of the fact that you were an officer or director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company. The Company agrees that you shall be covered and insured up to the full limits provided by all directors and officers insurance which the Company maintains to indemnify its officers and directors.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this Agreement, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by any Company governance guidelines.

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Non-competition. You agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company.

Governing Law. This Agreement shall be governed by the laws of the State of Florida, and you submit to the exclusive jurisdiction and venue of the courts situated in the State of Florida, County of Miami-Dade for all disputes, claims, or complaints arising out of this Agreement.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

We look forward to you accepting this offer. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Alan Campbell
Chief Executive Officer

I accept this offer of employment with Balance Labs, Inc. and agree to the terms and conditions outlined in this letter as of the date set forth above.

Employment start date:
February 9, 2026
Alexander Farkas

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